Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statement No. 333-115772, Post-Effective Amendment No. 2 to Registration Statement No. 333-74162 and Registration Statement No. 333-89154 on Form S-8 of our reports dated February 26, 2008, relating to the consolidated financial statements and financial statement schedules of Advance Auto Parts, Inc. and subsidiaries (which expressed an unqualified opinion on those financial statements and financial statement schedules and included an explanatory paragraph regarding the Company’s adoption of new accounting standards) and the effectiveness of Advance Auto Parts, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Advance Auto Parts, Inc. and subsidiaries for the year ended December 29, 2007.

/s/ Deloitte & Touche LLP

Richmond, Virginia
February 26, 2008